Exhibit A-2

GPU DIVERSIFIED HOLDINGS LLC
Balance Sheet
                Sept. 30, 2004
(Unaudited)

Assets
Current assets:
Cash and temporary cash investments	$--
Accounts receivable	3,153

Total current assets	3,153

Other property and investments	15,988

Accumulated deferred income taxes	2,122

Total Assets	$21,263

Liabilities & Stockholder's Equity
Current liabilities:
Accounts payable	$250
Taxes accrued	--

Total current liabilities	250

Stockholder's equity:
Common stock & capital surplus	28,377
Retained earnings	(5,321)
Accumulated other comprehensive income	(2,043)

Total stockholder's equity	21,013

Total Liabilities & Stockholder's Equity	$21,263

Exhibit A-2

GPU DIVERSIFIED HOLDINGS LLC
         Statement of Operations
(Unaudited)

	Three Months Ended Sept. 30, 2004	Nine Months Ended Sept. 30, 2004
Operating Revenues	$--	$--
Operating Expenses	16	33

Operating Loss	(16)	(33)
Other Income and Expenses, Net	(4,076)	(4,795)

Loss Before Income Taxes	(4,092)	(4,828)
Income tax benefit	(1,227)	(1,485)

Net Loss	$(2,865)	$(3,343)